EXHIBIT 1


In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of BigStar Entertainment, Inc., and further agrees that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Date: September 25, 2001


                              By: /s/ Stuart Lazar


                         L ENTERTAINMENT INVESTORS, INC.

                              By: /s/ Stuart Lazar
                              Name:  Stuart Lazar
                              Title: President and CEO